1ST UNITED BANCORP, INC. ANNOUNCES
AGREEMENT TO ACQUIRE
CITRUS BANK BRANCH NETWORK

          BOCA RATON, FLA.—April 3, 2008 — 1st United Bancorp, Inc. (“1st United”) announced today that its subsidiary, 1st United Bank, a Florida chartered commercial bank (“1st United Bank”) and CIB Marine Bancshares, Inc. (“CIB”) have entered into a Purchase and Assumption Agreement (the “Agreement”) whereby 1st United Bank will acquire the branch network, substantially all of the deposits and much of the loan portfolio of Citrus Bank, N.A (“Citrus Bank”) headquartered in Vero Beach, Florida. Citrus is the wholly-owned subsidiary of Citrus Financial Services, Inc. which is owned by CIB.

At December 31, 2007, Citrus Bank had approximately $125 million in assets, $71 million in loans and $103 million in deposits and currently operates out of 6 locations. The branch network includes offices in Vero Beach, Sebastian, Barefoot Bay, Boca Raton, North Miami Beach, and Coral Gables. 1st United Bank will acquire approximately $45 million in loans, substantially all the deposits, each of the owned branches and assume the leases of the other locations as well as miscellaneous other assets and liabilities. The total purchase price is estimated to be a premium of $7 million in cash. The transaction is subject to regulatory approval, as well as other contingencies defined in the Agreement and is anticipated to be consummated in the third quarter of this year.

Rick Nisbeth, President and CEO of Citrus Bank stated “1st United is a highly regarded bank headquartered right here in South Florida. I firmly believe this transaction is in the best interest of our customers, our employees and our shareholders.”

“We are very excited to acquire these high quality loans, branches and deposits of Citrus Bank. This means that we will expand our operations to Vero Beach and Sebastian in Indian River County and Barefoot Bay in Brevard County. We are very familiar with these communities and look forward to making available our products and services to the existing customers as we work to expand these markets. The Board and our whole team are very enthusiastic about this acquisition,” said Rudy Schupp, CEO of 1st United Bank. “The employees of Citrus in each of their markets have done a terrific job of providing quality customer service and we look forward to joining forces with their team as they become part of 1st United,” added Bill Spute, Chief Banking Officer of 1st United Bank.

1st United Bank, headquartered in Boca Raton, Florida, currently operate 11 branches: 4 in Palm Beach County, 6 in Broward County and 1 in North Miami Beach. At December 31, 2007, on a pro forma basis with the recent merger with Equitable Financial Group, Inc., 1st United had assets of approximately $560 million, loans of $450 million, deposits of $403 million and capital of approximately $81 million.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts, are based on certain assumptions and reflect our current beliefs and expectations. These forward-looking statements are subject to risks and uncertainties, and other important factors that could cause actual results, performance or achievement to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. The information set forth herein speaks only as of the date hereof, and 1st United Bancorp, Inc. disclaims any intention or obligation to update the information contained in this press release.

Contact:

John Marino
President
(561) 362-3435